Exhibit 99.1

Jamba, Inc. Announces Second Quarter 2016 Financial Results

Company-owned Comparable Sales Increased 5.7% and System-wide Comparable Sales Increased 4.2%

Opened 12 New Global Stores

Share Repurchase Authorization of $20 Million

EMERYVILLE, Calif., August 4, 2016 -- Jamba, Inc. (NASDAQ:JMBA) today reported unaudited financial results for the second quarter ended June 28, 2016.

Financial Highlights

•	Total revenue for the quarter decreased 60.2% to $21.5 million from $54.1 million for the prior year, primarily due to the reduction in the number of Company stores as part of the Company’s refranchising strategy.

•	Company-owned comparable store sales (1) increased 5.7% for the quarter. Franchise-operated comparable store sales (1) increased 4.0% for the quarter. System-wide comparable store sales (1) increased 4.2% for the quarter.

•	GAAP net loss attributable to Jamba, Inc. was $(2.5) million for the second quarter or $(0.16) per share compared to GAAP net income of $6.3 million, or $0.38 per share for the prior year. Non-GAAP Adjusted Net Income attributable to Jamba, Inc.(2), was $1.3 million for the second quarter, or $0.09 per share compared to $3.1 million, or $0.19 per share for the prior year period.

•	General and administrative expenses for the quarter increased 11.8% to $9.4 million compared with $8.4 million for the prior year period primarily due to transition costs in 2016 of $3.8 million. Non-GAAP adjusted general and administrative expense(2) for the quarter was $5.6 million compared with $7.8 million for the prior year period.

•	Adjusted EBITDA(3) was $3.8 million for the second quarter of 2016 and $6.1 million for the second quarter of 2015.

•	Total Company-owned stores at the end of the second quarter of 2016 was 68, compared to 206 stores at the end of the second quarter of 2015.

•	Franchisees opened 10 new Jamba Juice stores globally, one Express Store and one Company-owned during the quarter. At June 28, 2016, Jamba’s global store base consisted of 68 Company Stores and 817 Franchise Stores, of which 751 are located domestically and 66 stores are located internationally.

•	The Board of Directors approved a new $20 million share repurchase authorization for the Company’s common stock over a two year period, subject to available cash resources. (4)

“We are making steady progress against our five core strategies outlined earlier this year”, said David A. Pace, Chief Executive Officer of Jamba, Inc. “Our 4.2% system-wide comp sales, outpaced the industry by 550 basis points against the Knapp Track Fast Casual benchmark and we are especially pleased with our Company store comparable sales growth of 5.7%. Through our continued focus on building a strong foundation, we will capture the opportunity to grow this iconic brand and inspire healthy living.”

Second Quarter Fiscal 2016 Results

Revenue

The Company ended the second quarter of 2016 with a total of 68 company locations and 817 franchise locations, as a result of the completion of the Company’s shift to an asset light franchise business model through a refranchising initiative during 2015 that included the sale of 179 company locations. The comparisons to the prior year will be skewed due to the significant number of company locations that were sold during 2015.

For the Company’s fiscal quarter ended June 28, 2016, total revenue decreased 60.2% to $21.5 million from $54.1 million for the fiscal quarter ended June 30, 2015. The decrease is primarily due to the reduction in the number of Company-owned stores pursuant to the Company’s refranchising strategy and was partially offset by an increase in Company-owned comparable store sales(1) of 5.7% which was primarily due to both an increase in average check of approximately 430 basis points and an increase in transaction count of approximately 140 basis points.

Franchise and other revenue increased 33.0% to $7.7 million for the quarter from $5.8 million in the prior year period, primarily due to the increase in royalties associated with the net increase in the number of franchise stores both domestically and internationally plus an increase of Franchise-operated comparable store sales(1) of 4.0%. Other revenue, which includes JambaGO® and CPG, was $1.1 million in the second quarter of 2016 compared to $1.2 million in the second quarter of 2015.

Loss from Operations

Loss from Operations was $(2.5) million for the second quarter of 2016 compared to an income from operations of $6.5 million for the second quarter of 2015. Non-GAAP Adjusted Income from Operations(2) which excludes gains and costs associated with refranchising and severance related to the shift to the asset-light business model was approximately $1.3 million for the second quarter 2016, compared to $3.3 million in the prior year period. Non-GAAP Adjusted Income from Operations was negatively impacted by unexpected downtime of the Company’s labor management system, which unfavorably impacted labor hours at Company-owned locations.

Retail Growth

As of June 28, 2016, there were 885 Jamba® stores System-wide, of which 817 are Franchise-operated stores and 68 are Company-owned. Franchise-operated stores include 43 express formats. During the quarter, Jamba opened eight new domestic Franchise-operated stores, one Express unit, and two international stores. One new Company-owned store opened during the quarter. There were approximately 2,000 JambaGO® units in operation nationwide.

Liquidity

As of June 28, 2016, the Company held $15.8 million in cash and cash equivalents as compared to $19.7 million cash and cash equivalents at December 29, 2015. As of June 28, 2016 and March 31, 2015, the Company did not have any restricted cash.

Chief Financial Officer Transition

Marie Perry will assume the role of Executive Vice President, Chief Financial and Administrative Officer effective August 5, 2016. Karen Luey, the Company’s current Chief Financial and Administrative Officer, will be named special advisor to the Chief Financial Officer, as of August 5, 2016 and is anticipated to remain with the Company until March 2017.

“Marie is a strong addition to the executive leadership team, and her prior experience in the restaurant sector will complement our management team very well. She has already begun to assemble an excellent finance team in Texas”, said Pace. “We would like to thank Karen for her contribution to the Company and appreciate her staying on board to assure a smooth transition in the midst of our move to Frisco, Texas.”

Ms. Perry was most recently Senior Vice President, Treasurer and Controller at Brinker International. She has held roles leading all aspects of the Brinker finance team including having served as interim CFO during a 12 month period. She also held senior finance roles at American Airlines and brings an extensive leadership profile to the Jamba team.

2016 Outlook

The Company continues to expect to achieve the following results:

•	Total revenues of $80-$82 million
•	Annual system-wide comparable sales growth of 1-3%
•	100 new store openings, 75% Domestic/25% International
•	We will begin operations in two new international markets – Thailand and Indonesia
•	Non-GAAP Adjusted G&A(2) of $24.3 million, exiting 2016 with a run rate of no more than $21.7; and,
•	Non-GAAP Adjusted EBITDA(3) of $12-$13 million

Conference Call

A conference call to review the second quarter 2016 results will be held today, August 4, 2016 at 5:00 p.m. ET. The conference call can be accessed live over the phone by dialing (877) 407-3982 or for international callers by dialing (201) 493-6780. A replay will be available at 8:00 p.m. ET and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the pin number is 13640661. The replay will be available until August 25, 2016. The call can be accessed from the Company’s website at www.jambajuice.com under the Corporate Investor Relations section or directly at http://ir.jambajuice.com.

Inducement Grants

The Company today announced that Rachel Phillips-Luther, its new Senior Vice President, Chief Marketing Officer has been granted awards effective August 9, 2016 of (i) 5,000 restricted stock units, vesting annually over three years subject to continued employment with Jamba and/or its affiliates; and (ii) 70,000 restricted stock units of which 35,000, 20,000 and 15,000 would vest upon achievement of stock price targets of $19.50, $24.00 and $28.50 during the three-year period after grant, respectively (targeting an approximate 15%, 22.5% and 30% total stockholder return over a three-year period), so long as Ms. Philipps-Luther remains an employee of Jamba Juice Company and/or its affiliates. Additionally, the Company granted effective August 9, 2016 nonqualified stock options to two new employees who are not executive officers of the Company to purchase an aggregate of up to 15,000 shares of the Company's common stock at an exercise price per share equal to the closing price of the Company’s common stock on the date of each grant, in each case vesting annually over four years so long as each employee remains an employee of Jamba Juice Company and/or its affiliates. The grants were made as an inducement that was a material component of each person’s compensation and subsequent acceptance of employment with the Company and was granted as an employment inducement award pursuant to NASDAQ Listing Rule 5635(c)(4) approved by the Compensation and Executive Development Committee of the Company’s board of directors.

About Jamba, Inc.

Jamba, Inc., owns and franchises Jamba Juice® stores through its wholly-owned subsidiary, Jamba Juice Company. Jamba Juice Company is a leading restaurant retailer of better-for-you, specialty beverage and food offerings, which include great tasting, whole fruit smoothies, fresh-squeezed juices and juice blends, and a variety of food items including, hot oatmeal, breakfast wraps, sandwiches, Artisan Flatbreads™, Energy Bowls™, baked goods and snacks. As of June 28, 2016, there were 885 store locations globally. There were 68 Company-owned and operated stores and 751 Franchise-operated stores in the United States, and 66 Franchise-operated international stores. Jamba Juice Company expanded the Jamba® brand by direct selling of consumer packaged goods (“CPG”) and licensing its trademarks. CPG products for at-home enjoyment are also available online, through select retailers across the nation and in Jamba® outlets in the United States.

Fans of Jamba Juice® can find out more about Jamba Juice's locations as well as specific offerings and promotions by visiting the Jamba Juice website at www.jambajuice.com or by contacting Jamba’s Guest Services team at 1-866-4R-FRUIT (473-7848).

Forward-Looking Statements

This press release (including information incorporated or deemed incorporated by reference herein) contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are those involving future events and future results that are based on current expectations, estimates, forecasts, and projections as well as the current beliefs and assumptions of the Company’s management. Words such as “outlook”, “believes”, “expects”, “appears”, “may”, “will”, “should”, “anticipates”, or the negative thereof or comparable terminology, are intended to identify such forward-looking statements. Any statement that is not a historical fact, including estimates, projections, future trends and the outcome of events that have not yet occurred, is a forward-looking statement, including each of the statements made above under “2016 Outlook”.  Forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore actual results may differ materially and adversely from those expressed in any forward-looking statements.  Factors that might cause or contribute to such differences include, but are not limited to factors discussed under the section entitled “Risk Factors” in the Company’s reports filed with the SEC.  Many of such factors relate to events and circumstances that are beyond the Company’s control.  You should not place undue reliance on forward-looking statements. The Company does not assume any obligation to update the information contained in this press release.

Contact:

Investor Relations

Dara Dierks, ICR

646-277-1212

investors@jambajuice.com

Non-GAAP Financial Measures

The Company provides certain supplemental non-GAAP financial measures to its investors as a complement to the most comparable GAAP measures. The Company believes that providing these non-GAAP measures to its investors, in addition to corresponding GAAP income statement measures, provides investors the benefit of viewing the Company's performance using the same financial metrics that the management team uses in making many key decisions and understanding how the Company's core business operations may perform and may look in the future. The non-GAAP financial measures are discussed further in Footnotes below. The Company is unable to provide a quantitative reconciliation of its forward-looking estimate of Non-GAAP Adjusted G&A Non-GAAP Adjusted EBITDA to forward-looking estimates of G&A or net income because certain information needed to make a reasonable forward-looking estimate of G&A or net income for the full fiscal year 2016 is difficult to predict and estimate and is often dependent on future events which may be uncertain or outside of the Company's control.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States of America. Non-GAAP measures should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies.

Footnotes

(1) Comparable store sales are calculated using sales of Jamba Juice® stores opened more than one full year. Company-owned comparable store sales percentages are based on sales from Company-owned stores included in our store base. Franchise-operated comparable store sales percentages are based on sales from franchised stores, as reported by franchisees and do not include International Stores, which are included in our store base. System-wide sales percentages are based on sales by both Company-owned and Franchise-operated stores, as reported by our franchisees, which are included in our store base. System-wide comparable store sales do not include International Stores and JambaGO® locations. Company Store comparable sales represents the change in year-over-year sales for all Company Stores opened for at least one full year. Franchise Store comparable sales, a non-GAAP financial measure, represents the change in year-over-year sales for all Franchise Stores opened for at least one full year, as reported by franchisees and excludes International Stores. System-wide comparable store sales, a non-GAAP financial measure, represents the change in year-over-year sales for all Company and Franchise Stores opened for at least one full year and is based on sales by both company-owned and domestic franchise-operated stores, as reported by franchisees, which are in the store base. Comparable store sales exclude closed locations. Company-owned comparable store sales percentages as used herein, may not be equivalent to Company-owned comparable store sales as defined or used by other companies. Franchise-operated comparable store sales percentages and System-wide sales percentages as used herein are non-GAAP financial measures and should not be considered in isolation or as substitute for other measures of performance prepared in accordance with generally accepted accounting principles in the United States. Management reviews the increase or decrease in Company-owned comparable store sales, Franchise-operated comparable store sales and System-wide sales compared with the same period in the prior year to assess business trends and make certain business decisions. The Company believes the data is useful in assessing the overall performance of the Jamba® brand and, ultimately, the performance of the Company, the Company-owned stores, and Franchise-operated stores.

(2) Non-GAAP Adjusted Net Income attributable to Jamba, Inc. is calculated as net income (loss) attributable to Jamba, Inc. as determined in accordance with GAAP excluding the cost items as specifically identified in the non-GAAP reconciliation schedules set forth below associated with the Company’s transition costs related to the Company’s move to outsource specified services to Capgemini, refranchise and severance costs associated with the move to an asset-light business model, charges related to the executive organization changes and the gain associated with refranchising. Non-GAAP Adjusted General and Administration Expense is calculated as general and administration expense in accordance with GAAP excluding portion of such transitional costs in general and administration expenses for the fiscal year. The Company believes that net income attributable to Jamba, Inc. and general and administration expense adjusted to exclude the costs of such items is a helpful indicator of the Company's operating performance in that it shows the net gain/loss without the impact of what the Company believes to be upfront transitional costs. Management does not believe such costs are reflective of the Company's ongoing performance and accordingly excludes those items from Non-GAAP Adjusted Net Income attributable to Jamba, Inc. and Non-GAAP Adjusted General and Administration Expense. Non-GAAP Adjusted Income from Operations is calculated as loss from operations as determined in accordance with GAAP excluding costs associated with the shift to the asset light business model and the gain associated with refranchising.

(3) The Company used the non-GAAP financial measure of Adjusted EBITDA in its statements made in this release and believes that these are useful in measuring the operating performance of the Company. Adjusted EBITDA is equal to net income, adjusted for: (a) the Company’s legal and transition costs related to the Company’s move to outsource specified services to Capgemini and the move to an asset-light business model; (b) the Company’s corporate office relocation to Frisco, TX, (c) gain from disposal of assets relating to refranchising; (d) depreciation and amortization; (e) interest income; (f) interest expense; (g) income taxes; and (h) stock based compensation expense.

(4) Under the share repurchase program, the Company may repurchase shares on the open market, through privately negotiated transactions or otherwise, at times, in amounts and at prices considered appropriate by the Company. The number of shares to be purchased and the timing of any purchases are subject to various factors, including the price of the Company’s common stock, capital position, amount of retained earnings, general market conditions and other economic factors and corporate and regulatory requirements, and may be modified, suspended or terminated at any time.

JAMBA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share amounts)

	13-Week Period Ended		26-Week Period Ended
	June 28, 2016	June 30, 2015	June 28, 2016	June 30, 2015
Revenue:
Company stores	$13,874	$48,360	$25,827	$96,088
Franchise and other revenue	7,666	5,766	14,467	10,542

Total revenue	21,540	54,126	40,294	106,630

Costs and operating expenses:
Cost of sales	3,321	11,474	6,283	23,881
Labor	4,668	14,876	8,826	30,964
Occupancy	1,900	6,131	3,936	12,966
Store operating	2,272	8,059	4,634	16,093
Depreciation and amortization	1,674	1,344	3,176	3,217
General and administrative	9,423	8,427	17,033	17,390
Loss (gain) on disposal of assets	188	(4,480)	297	(5,258)
Store pre-opening	326	166	650	188
Impairment of long-lived assets	127	295	127	295
Store lease termination and closure costs	(56)	40	64	62
Other operating, net	245	1,333	516	2,039

Total costs and operating expenses	24,088	47,665	45,542	101,837

(Loss) Income from operations	(2,548)	6,461	(5,248)	4,793

Other income (expense), net:
Interest income	74	14	145	29
Interest expense	(59)	(68)	(118)	(109)

Total other income (expense), net	15	(54)	27	(80)

(Loss) Income before income taxes	(2,533)	6,407	(5,221)	4,713
Income tax benefit (expense)	54	(57)	(78)	(83)

Net (loss) income	(2,479)	6,350	(5,299)	4,630
Less: Net income attributable to noncontrolling interest	-	21	-	52

Net (loss) income attributable to Jamba, Inc.	$(2,479)	$6,329	$(5,299)	$4,578

Weighted-average shares used in computation of earnings per share attributable to Jamba, Inc.:
Basic	15,168,348	16,073,667	15,126,192	16,222,276
Diluted	15,168,348	16,573,444	15,126,192	16,723,127

Net (loss) earnings per share attributable to common stockholders attributable to Jamba, Inc.:
Basic	$(0.16)	$0.39	$(0.35)	$0.28
Diluted	$(0.16)	$0.38	$(0.35)	$0.27

JAMBA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Reconciliation of GAAP to Non-GAAP

(Unaudited)

Adjusted for Transitional Costs Associated with Shift to Asset-Light Business Model

(In thousands except share and per share amounts)

	GAAP		Non-GAAP	GAAP		Non-GAAP
	Reported		As Adjusted	Reported		As Adjusted
	13 Week	Gains and	13 Week	13 Week	Gains and	13 Week
	Period Ended	Transitional	Period Ended	Period Ended	Transitional	Period Ended
	June 28, 2016	Costs	June 28, 2016	June 30, 2015	Costs	June 30, 2015

Revenue:
Company stores	$13,874	$-	$13,874	$48,360	$-	$48,360
Franchise and other revenue	7,666	-	7,666	5,766	-	5,766

Total revenue	21,540	-	21,540	54,126	-	54,126

Costs and operating expenses:
Cost of sales	3,321	-	3,321	11,474	-	11,474
Labor	4,668	-	4,668	14,876	-	14,876
Occupancy	1,900	-	1,900	6,131	-	6,131
Store operating	2,272	-	2,272	8,059	(42)	8,017
Depreciation and amortization	1,674	-	1,674	1,344	-	1,344
General and administrative	9,423	(3,818)	5,605	8,427	(588)	7,839
Loss (gain) on disposal of assets	188	-	188	(4,480)	4,515	35
Store pre-opening	326	-	326	166	-	166
Impairment of long-lived assets	127	-	127	295	-	295
Store lease termination and closure costs	(56)	-	(56)	40	-	40
Other operating, net	245	-	245	1,333	(700)	633

Total costs and operating expenses	24,088	(3,818)	20,270	47,665	3,185	50,850

(Loss) Income from operations	(2,548)	3,818	1,270	6,461	(3,185)	3,276

Other income (expense), net:
Interest income	74	-	74	14	-	14
Interest expense	(59)	-	(59)	(68)	-	(68)

Total other income (expense), net	15	-	15	(54)	-	(54)

(Loss) Income before income taxes	(2,533)	3,818	1,285	6,407	(3,185)	3,222
Income tax benefit (expense)	54	-	54	(57)	-	(57)

Net (loss) income	(2,479)	3,818	1,339	6,350	(3,185)	3,165
Less: Net income attributable to noncontrolling interest	-	-	-	21	-	21

Net (loss) income attributable to Jamba, Inc.	$(2,479)	$3,818	$1,339	$6,329	$(3,185)	$3,144

Weighted-average shares used in computation of earnings per share attributable to Jamba, Inc.:
Basic	15,168,348		15,168,348	16,073,667		16,073,667
Diluted	15,168,348		15,438,552	16,573,444		16,573,444

Net (loss) earnings per share attributable to common stockholders attributable to Jamba, Inc.:
Basic	$(0.16)		$0.09	$0.39		$0.20
Diluted	$(0.16)		$0.09	$0.38		$0.19

JAMBA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Reconciliation of GAAP to Non-GAAP

(Unaudited)

Adjusted for Transitional Costs Associated with Shift to Asset-Light Business Model

(In thousands except share and per share amounts)

	GAAP		Non-GAAP	GAAP		Non-GAAP
	Reported		As Adjusted	Reported		As Adjusted
	26 Week	Gains and	26 Week	26 Week	Gains and	26 Week
	Period Ended	Transitional	Period Ended	Period Ended	Transitional	Period Ended
	June 28, 2016	Costs	June 28, 2016	June 30, 2015	Costs	June 30, 2015

Revenue:
Company stores	$25,827	$-	$25,827	$96,088	$-	$96,088
Franchise and other revenue	14,467	-	14,467	10,542	-	10,542

Total revenue	40,294	-	40,294	106,630	-	106,630

Costs and operating expenses:
Cost of sales	6,283	-	6,283	23,881	-	23,881
Labor	8,826	-	8,826	30,964	-	30,964
Occupancy	3,936	-	3,936	12,966	-	12,966
Store operating	4,634	-	4,634	16,093	(231)	15,862
Depreciation and amortization	3,176	-	3,176	3,217	-	3,217
General and administrative	17,033	(5,469)	11,564	17,390	(1,027)	16,363
Loss (gain) on disposal of assets	297	-	297	(5,258)	5,371	113
Store pre-opening	650	-	650	188	-	188
Impairment of long-lived assets	127	-	127	295	-	295
Store lease termination and closure costs	64	-	64	62	-	62
Other operating, net	516	-	516	2,039	(820)	1,219

Total costs and operating expenses	45,542	(5,469)	40,073	101,837	3,293	105,130

(Loss) Income from operations	(5,248)	5,469	221	4,793	(3,293)	1,500

Other income (expense), net:
Interest income	145	-	145	29	-	29
Interest expense	(118)	-	(118)	(109)	-	(109)

Total other income (expense), net	27	-	27	(80)	-	(80)

Income (Loss) before income taxes	(5,221)	5,469	248	4,713	(3,293)	1,420
Income tax benefit (expense)	(78)	-	(78)	(83)	-	(83)

Net (loss) income	(5,299)	5,469	170	4,630	(3,293)	1,337
Less: Net income attributable to noncontrolling interest	-	-	-	52	-	52

Net (loss) income attributable to Jamba, Inc.	$(5,299)	$5,469	$170	$4,578	$(3,293)	$1,285

Weighted-average shares used in computation of earnings per share attributable to Jamba, Inc.:
Basic	15,126,192		15,126,192	16,222,276		16,222,276
Diluted	15,126,192		15,418,815	16,723,127		16,723,127

Net (loss) earnings per share attributable to common stockholders attributable to Jamba, Inc.:
Basic	$(0.35)		$0.01	$0.28		$0.08
Diluted	$(0.35)		$0.01	$0.27		$0.08

JAMBA, INC.

(Unaudited)

STORE COUNT

	NUMBER OF STORES
	COMPANY	FRANCHISE		TOTAL
		Domestic	International
For the 26-Week Period Ended June 28, 2016
At December 29, 2015	70	748	75	893
Opened	1	22	5	28
Acquired	-	-	-	-
Closed	(3)	(19)	(14)	(36)
Refranchised	-	-	-	-
At March 29, 2016	68	751	66	885

For the 26-Week Period Ended June 30, 2015
At December 30, 2014	263	543	62	868
Opened	-	14	8	22
Acquired	-	53	-	53
Closed	(4)	(9)	(2)	(15)
Refranchised	(53)	-	-	(53)
At June 30, 2015	206	601	68	875

COMPARABLE STORE SALES

	13 Week Period Ended		26 Week Period Ended
Increase/(Decrease)	June 28, 2016	June 30, 2015	June 28, 2016	June 30, 2015

Percentage Change in Comparable store sales
Company stores	5.7%	(5.9%)	3.0%	(0.4%)
Franchise stores	4.0%	(2.6%)	1.1%	0.3%
System-wide	4.2%	(3.9%)	1.3%	0.1%

Percentage Change in Comparable Company store sales
Traffic effect	1.4%	(11.5%)	(1.6%)	(5.7%)
Average check effect	4.3%	5.6%	4.6%	5.3%
Total Comparable Company store sales	5.7%	(5.9%)	3.0%	(0.4%)

JAMBA, INC.

(Unaudited)

REVENUE

	13 Week Period Ended		26 Week Period Ended
	June 28, 2016	June 30, 2015	June 28, 2016	June 30, 2015
Revenue (in thousands):
Company stores	$13,874	$48,360	$25,827	$96,088
Franchise revenue	6,441	4,381	11,922	8,057
Other revenue	1,225	1,385	2,545	2,485
Total revenue	$21,540	$54,126	$40,294	$106,630

JAMBA, INC.

(Unaudited)

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

	13 Week Period Ended		26 Week Period Ended
	June 28, 2016	June 30, 2015	June 28, 2016	June 30, 2015

Net loss attributable to Jamba, Inc. (in thousands)	$(2,479)	$6,329	$(5,299)	$4,578
Adjustments related to gains and transitional costs	3,818	(3,185)	5,469	(3,293)
Depreciation and amortization	1,674	1,344	3,176	3,217
Interest income	(74)	(14)	(145)	(29)
Interest expense	59	68	118	109
Income taxes	(54)	57	78	83
Stock based compensation	867	1,480	1,698	2,626
Adjusted EBITDA	$3,811	$6,079	$5,095	$7,291

JAMBA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share amounts)

	June 28,	December 29,
	2016	2015
(Dollars in thousands, except share and per share amounts)
ASSETS
Current Assets:
Cash and cash equivalents	$15,773	$19,730
Receivables, net of allowances of $369 and $618	12,259	16,932
Inventories	704	818
Prepaid expenses and other current assets	4,217	6,533

Total current assets	32,953	44,013
Property, fixtures and equipment, net of accumulated depreciation
of $37,876 and $36,815	17,775	18,744
Goodwill	1,184	1,184
Trademarks and other intangible assets, net	1,390	1,464
Other long-term assets	3,159	4,211

Total assets	$56,461	$69,616

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,812	$3,815
Accrued compensation and benefits	4,645	3,788
Workers’ compensation and health insurance reserves	344	633
Accrued jambacard liability	25,230	29,306
Accrued expenses	8,237	9,977
Other current liabilities	7,208	8,116

Total current liabilities	47,476	55,635
Deferred rent and other long-term liabilities	7,162	8,990

Total liabilities	54,638	64,625

Commitments and contingencies (Note 9)

Stockholders’ equity:
Common stock, $0.001 par value—30,000,000 shares authorized; 18,112,896 and 15,254,079 shares issued and outstanding at June 28, 2016, respectively, and 17,938,820 and 15,080,003 shares issued and outstanding at December 29, 2015, respectively,	18	18
Additional paid-in capital	405,736	403,605
Treasury shares, at cost	(40,009)	(40,009)
Accumulated deficit	(363,922)	(358,623)

Total stockholders’ equity	1,823	4,991

Total liabilities and stockholders’ equity	$56,461	$69,616